SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549


                                FORM 8-K


                             CURRENT REPORT

                 PURSUANT TO SECTION 13 OR 15(d) OF THE

                    SECURITIES EXCHANGE ACT OF 1934


      Date of Report (Date of earliest event reported): November 8, 2005

                        Timberland Bancorp, Inc.
          (Exact name of registrant as specified in its charter)

       Washington               0-23333             91-1863696
       ----------               -------             -----------
State or other jurisdiction    Commission          (I.R.S. Employer
Of incorporation               File Number         Identification No.)


624 Simpson Avenue, Hoquiam, Washington                   98550
---------------------------------------                   -----
(Address of principal executive offices)                (Zip Code)

      Registrant's telephone number (including area code) (360) 533-4747



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

 [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition
--------------------------------------------------------

     On November 8, 2005, Timberland Bancorp, Inc. issued its earnings release for the quarter ended September 30, 2005. A copy of the earnings release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits
--------------------------------------------

        (c)    Exhibits

        99.1   Press Release of Timberland Bancorp, Inc. dated November 8,
               2005

                                  SIGNATURES
                                  ----------

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

                                  TIMBERLAND BANCORP,INC.



DATE:  November 8, 2005            By: /s/Dean J. Brydon
                                      --------------------------
                                      Dean J. Brydon
                                      Chief Financial Officer

                                 Exhibit 99.1

                 PRESS RELEASE: FOR IMMEDIATE PUBLICATION
       For further information contact:  Michael R. Sand, President & CEO
                              Dean J. Brydon, CFO
                               At (360) 533-4747


           Timberland Bancorp, Inc. Announces Increased Earnings
               *  Quarterly Diluted Earnings Per Share Increases by 42%
               *  Annual Diluted Earnings Per Share Increases by 25%
               *  Quarterly Return on Equity Increases by 36%
               *  Annual Return on Equity Increases by 21%
               *  Total Assets Increase by 20% During Year
               *  Total Loans Increase by 13% During Year
               *  Total Deposits Increase by 29% During Year

HOQUIAM, Wash. - November 8, 2005 - Timberland Bancorp, Inc.(Nasdaq: TSBK), ("Company") the holding company for Timberland Bank, ("Bank"), today reported net income of $1.84 million, or $0.51 per diluted share, for the quarter ended September 30, 2005. This compares to net income of $1.33 million, or $0.36 per diluted share that the Company earned for the quarter ended September 30, 2004. The increased earnings per share was primarily a result of increased net interest income and increased non-interest income.

"We are pleased with the growth and financial operating results that were achieved during the recently concluded fiscal year," stated Timberland's President and CEO Michael Sand. "The diligent efforts of our staff resulted in a 25% increase in diluted earnings per share and a 21% increase in return on equity compared to the prior fiscal year in spite of a challenging interest rate environment. Increased loan demand contributed to the successful deployment of core deposits obtained in the branch acquisition this past year. Both net interest income and noninterest income were significantly increased over the prior fiscal year," Sand also stated.

Net interest income, non-interest income, and net income increased by 16%, 33%, and 18% respectively from the prior fiscal year. Loans and deposits grew by 13% and 29% respectively during the same period. Deposit growth was due primarily to the acquisition of core deposits in October 2004.

Disclaimer
This report contains certain "forward-looking statements." The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protection of such safe harbor with forward looking statements. These forward-looking statements may describe future plans or strategies and include the Company's expectations of future financial results. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated objectives. These risk factors include but are not limited to the effect of interest rate changes, competition in the financial services market for both deposits and loans as well as regional and general economic conditions. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies is inherently uncertain and undue reliance should not be placed on such statements.

                 TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                      CONSOLIDATED INCOME STATEMENT
        For the three months and years ended September 30, 2005 and 2004
              (Dollars in thousands, except per share data)
                              (Unaudited)

                                    Three Months Ended       Year Ended
                                       September 30,        September 30,
                                     2005       2004       2005       2004
                                    -----------------    -------------------
Interest and Dividend Income
Loans receivable                    $7,243     $6,177    $27,514     $24,501
Securities available for sale
 and held to maturity                  503        217      1,962         934
Dividends from investments             305        259      1,093       1,021
Deposits in banks and federal
 funds sold                            115         18        367         115
                                    -----------------    -------------------
 Total interest and dividend
  income                             8,166      6,671     30,936      26,571
Interest Expense
Deposits                             1,603        969      5,422       4,168
FHLB advances and other
 borrowings                            840        774      3,187       3,157
                                    -----------------    -------------------
 Total interest expense              2,443      1,743      8,609       7,325
                                    -----------------    -------------------
 Net interest income                 5,723      4,928     22,327      19,246
Provision for Loan Losses               25         73        141         167
                                    -----------------    -------------------
 Net interest income after
  provision for loan losses          5,698      4,855     22,186      19,079
Non-Interest Income
Service charges on deposits            760        518      2,822       1,927
Gain on sale of loans, net             115         57        728         642
Loss on sale of securities              --         --         --          (6)
BOLI net earnings                      110        124        430         462
Escrow Fees                             44         35        141         140
Servicing income on loans sold         180         45        379         310
ATM transaction fees                   239        174        871         636
Other                                  199        125        702         465
                                    -----------------    -------------------
 Total non-interest income           1,647      1,078      6,073       4,576
Non-Interest Expense
Salaries and employee benefits       2,470      2,233     10,196       8,794
Premises and equipment                 554        526      2,229       1,879
Advertising                            232        170        797         729
Loss (gain) from real estate
 operations                             15         24          4          (3)
ATM expenses                           115         93        465         396
Postage and courier                    148         71        529         343
Amortization of core deposit
 intangible                             94         --        367          --
Other                                1,012        895      3,949       3,437
                                    -----------------    -------------------
 Total non-interest expense          4,640      4,012     18,536      15,575

Income before federal income taxes   2,705      1,921      9,723       8,080
Federal Income Taxes                   867        588      3,105       2,492
                                    -----------------    -------------------
 Net Income                         $1,838     $1,333    $ 6,618     $ 5,588
                                    =================    ===================
Earnings Per Common Share:
 Basic                              $ 0.53     $ 0.38    $  1.90     $  1.54
 Diluted                            $ 0.51     $ 0.36    $  1.82     $  1.46
Weighted average shares
 outstanding:
 Basic                           3,442,198  3,507,811  3,475,400   3,637,510
 Diluted                         3,575,560  3,668,134  3,627,989   3,827,997

                  TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
       For three months and years ended September 30, 2005 and 2004
                          (Dollars in thousands)
                               (unaudited)


                                               September 30,   September 30,
                                                   2005                2004
                                              -----------------------------
ASSETS
Cash and due from financial institutions       $  20,015          $  15,268
Interest bearing deposits in banks                 3,068              3,385
Federal funds sold                                 5,635              1,180
Investment securities - held to maturity             104                174
Investment securities - available for sale        89,595             59,889
Federal Home Loan Bank stock                       5,705              5,682

Loans receivable                                 389,853            347,975
Loans held for sale                                2,355                610
Less:  Allowance for loan losses                  (4,099)            (3,991)
                                               ----------------------------
    Total loans                                  388,109            344,594

Accrued interest receivable                        2,294              1,828
Premises and equipment                            15,862             13,913
Real estate owned and other repossessed items        509                421
Bank owned life insurance ("BOLI")                11,458             11,028
Goodwill                                           5,650                 --
Core deposit intangible                            1,834                 --
Mortgage servicing rights                            928                930
Other assets                                       1,999              2,127
                                              -----------------------------
  TOTAL ASSETS                                 $ 552,765          $ 460,419
                                              =============================
LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
Deposits                                       $ 411,665          $ 319,570
Federal Home Loan Bank advances                   62,353             65,421
Other borrowings: repurchase agreements              781                 --
                                               ----------------------------
Other liabilities and accrued expenses             3,324              2,611
  TOTAL LIABILITIES                              478,123            387,602
                                               ----------------------------

SHAREHOLDERS' EQUITY
Common stock - $.01 par value; 50,000,000
  shares authorized; September 30, 2005
  3,759,937 shares issued and outstanding
  September 30, 2004   3,882,070 shares
  issued and outstanding                              38                39
Additional paid in capital                        22,040            24,867
Unearned shares - Employee Stock Ownership
  Plan                                            (3,833)           (4,362)
Unearned shares - Management Recognition &
  Development Plan                                    --              (537)
Retained earnings                                 57,268            52,967
Accumulated other comprehensive loss                (871)             (157)
                                               ---------------------------
  TOTAL SHAREHOLDERS' EQUITY                      74,642            72,817
                                               ---------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY     $ 552,765         $ 460,419
                                               ===========================

                    TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                         KEY FINANCIAL RATIOS AND DATA
                  (Dollars in thousands, except per share data)


                                 Three Months Ended        Year Ended
                                    September 30,          September 30,
                                 2005         2004       2005        2004
                                 -----------------       ----------------
PERFORMANCE RATIOS:
Return on average assets (1)     1.33%        1.19%      1.23%      1.24%
Return on average equity (1)    10.03%        7.40%      9.08%      7.52%
Net interest margin (1) (2)      4.56%        4.81%      4.60%      4.67%
Efficiency ratio                62.96%       66.80%     65.27%     65.38%




                                       September 30,      September 30,
                                           2005                   2004
                                      --------------------------------
ASSET QUALITY RATIOS:
Non-performing loans                    $  2,926              $  1,442
REO & other repossessed assets               509                   421
Total non-performing assets                3,435                 1,863
Non-performing assets to total assets       0.62%                 0.40%
Allowance for loan losses to
  non-performing loans                    140.09%               276.77%

Book value per share (3)                $  19.85               $ 18.76
Book value per share (4)                $  21.30               $ 20.28
Tangible book value per share (3) (5)   $  17.86               $ 18.76
Tangible book value per share (4) (5)   $  19.16               $ 20.28

______________________
(1)  Annualized
(2) Prior period figures have been modified due to an income statement reclassification between interest income and servicing income on loans sold
(3)  Calculation includes ESOP shares not committed to be released
(4)  Calculation excludes ESOP shares not committed to be released
(5) Calculation subtracts goodwill and core deposit intangible from the equity component


                                 Three Months Ended        Year Ended
                                    September 30,          September 30,
                                 2005         2004       2005        2004
                                 -----------------       -----------------

AVERAGE BALANCE SHEET:
Average total loans             $392,596   $342,150     $378,113  $338,752
Average total interest
 earning assets                  502,453    409,504      485,616   411,858
Average total assets             554,750    447,160      538,402   449,703
Average total interest
 bearing deposits                363,150    281,701      356,089   283,517
Average FHLB advances &
 other borrowings                 63,745     57,770       60,537    57,778
Average shareholders' equity      73,310     72,070       72,860    74,293

Comparison of Financial Condition at September 30, 2005 and September 30, 2004

Total Assets: Total assets increased $92.35 million to $552.77 million at September 30, 2005 from $460.42 million at September 30, 2004 primarily due to a $43.52 million increase in net loans receivable, a $29.64 million increase in investment securities, a $9.20 million increase in cash and due from financial institutions and federal funds sold, and a $7.48 million increase in
goodwill and core deposit intangible.   This growth was primarily funded by
the net cash received in connection with the acquisition of seven branch offices and related deposits in October 2004.

Investments: Investment securities increased by $29.64 million to $89.70 million at September 30, 2005 from $60.06 million at September 30, 2004, as a portion of the deposits received in connection with the branch acquisition was placed into investment securities.

Loans: Net loans receivable increased by $43.52 million to $388.11 million at September 30, 2005 from $344.59 million at September 30, 2004. The increase in the portfolio was primarily a result of a $16.57 million increase in commercial real estate loans, an $8.81 million increase in consumer loans, a $7.02 million increase in construction loans (net of undisbursed portion), a $5.09 million increase in land loans, a $3.01 million increase in multi-family loans, a $1.93 million increase in one-to-four family mortgage loans, and a $915,000 increase in commercial business loans.

Loan originations totaled $61.58 million and $230.21 million for the three months and year ended September 30, 2005 compared to $67.51 million and $201.14 million for the same periods a year earlier. The Bank sold loans totaling $9.11 million and $26.89 million ($25.37 million in fixed rate one-to-four family mortgage loans and $1.52 million in credit card loans) during the three months and year ended September 30, 2005, compared to $2.46 million and $35.74 million in fixed rate one-to-four family mortgage loans sold for the same periods one year earlier.

Deposits: Deposits increased by $92.10 million to $411.67 million at September 30, 2005 from $319.57 million at September 30, 2004, primarily due to the acquisition of $86.30 million in deposits in October 2004. The $92.10 million deposit increase is comprised of a $37.50 million increase in certificate of deposit accounts, a $16.24 million increase in N.O.W. checking accounts, a $16.07 million increase in savings accounts, a $14.64 million increase in non-interest bearing accounts, and a $7.64 million increase in money market accounts.

Shareholders' Equity: Total shareholders' equity increased by $1.82 million to $74.64 million at September 30, 2005 from $72.82 million at September 30, 2004, primarily due to net income of $6.62 million and a $1.24 million increase to additional paid in capital from the exercise of stock options and the vesting associated with the Bank's benefit plans. Also increasing shareholders' equity were decreases of $537,000 and $529,000 in the equity components related to unearned shares issued to the Management Recognition and Development Plan and the Employee Stock Ownership Plan, respectively. Partially offsetting these increases to shareholders' equity were the repurchase of 174,434 shares of the Company's stock for $4.06 million, the payment of $2.32 million in dividends to shareholders, and a $714,000 increase in accumulated other comprehensive loss.

On April 7, 2005, the Company announced a plan to repurchase up to 5% of the Company's outstanding shares, or 187,955 shares. This represents the Company's 13th stock repurchase plan. As of September 30, 2005, the Company had repurchased 27,850 of these shares at an average price of $23.16. No shares were repurchased during the quarter ended September 30, 2005. Cumulatively the Company has repurchased 3,367,121 (50.9%) of the 6,612,500 shares that were issued when the Company went public in January 1998. These 3,367,121 shares have been repurchased at an average price of $15.39 per share.

Comparison of Operating Results for the Three Months and Years Ended September 30, 2005 and 2004

Net Income: Net income for the quarter ended September 30, 2005 increased to $1.84 million, or $0.51 per diluted share ($0.53 per basic share) from $1.33 million, or $0.36 per diluted share ($0.38 per basic share) for the quarter ended September 30, 2004. The $0.15 increase in diluted earnings per share for the quarter ended September 30, 2005 was primarily a result of an $843,000 ($556,000 net of income tax - $0.15 per diluted share) increase in net interest income after provision for loan losses, and a $569,000 ($376,000 net of income tax - $0.11 per diluted share) increase in non-interest income. These items were partially offset by a $628,000 ($414,000 net of income tax - $0.11 per diluted share) increase in non-interest expense.

Net income for the year ended September 30, 2005 increased $1.03 million to $6.62 million, or $1.82 per diluted share ($1.90 per basic share) from $5.59 million, or $1.46 per diluted share ($1.54 per basic share) for the year ended September 30, 2004. The $0.36 increase in diluted earnings per share for the year ended September 30, 2005 was primarily the result of a $3.11 million ($2.05 million net of income tax - $0.53 per diluted share) increase in net interest income after provision for loan losses, a $1.50 million ($988,000 net of income tax - $0.26 per diluted share) increase in non-interest income, and a lower number of weighted average shares outstanding which increased diluted earnings per share by approximately $0.08. These items were partially offset by a $2.96 million ($1.95 million net of income tax - $0.51 per diluted share) increase in non-interest expense.

Net Interest Income: Net interest income increased $795,000 to $5.72 million for the quarter ended September 30, 2005 from $4.93 million for the quarter ended September 30, 2004, primarily due to increased interest income from a
larger interest earning asset base.   Total interest income increased $1.50
million to $8.17 million for the quarter ended September 30, 2005 from $6.67 million for the quarter ended September 30, 2004 as average total interest earning assets increased by $92.95 million. The increased interest earning asset balances were primarily a result of investing the funds received in connection with the October 2004 acquisition of deposits into loans and investment securities. The increased interest earning balances were partially offset by a reduction in the yield on assets. The yield on interest earning assets decreased to 6.50% for the quarter ending September 30, 2005 from 6.52% for the quarter ending September 30, 2004. The decrease in yield was partially due to a change in the composition of interest earning assets as investment securities comprised a higher percentage of the total interest earning asset base during the current quarter. Also partially offsetting the increased interest income was an increase in interest expense as average interest bearing deposits and borrowings increased. Total interest expense increased by $700,000 to $2.44 million for the quarter ended September 30, 2005 from $1.74 million for the quarter ended September 30, 2004 as average interest bearing liabilities increased $87.42 million. The increased interest bearing liabilities were primarily a result of the October 2004 deposit acquisition. Also contributing to increased interest expense was an increase in the average rate paid for these funding sources to 2.29% for the quarter ended September 30, 2005 from 2.05% for the quarter ended September 30, 2004. As a result of these changes, the net interest margin decreased to 4.56% for the quarter ended September 30, 2005 from 4.81% for the quarter ended September 30, 2004.

Net interest income increased $3.08 million to $22.33 million for the year ended September 30, 2005 from $19.25 million for the year ended September 30, 2004, primarily due to increased interest income from a larger interest earning asset base. Total interest income increased $4.37 million to $30.94 million for the year ended September 30, 2005 from $26.57 million for the year ended September 30, 2004 as average total interest earning assets increased by $73.76 million. The increased interest earning asset balances were a result of investing the funds received in connection with the October 2004 acquisition of deposits. The increased interest earning balances were partially offset by a reduction in the yield on assets. The yield on earning assets decreased to 6.37% for the year ended September 30, 2005 from 6.45% for the year ended September 30, 2004. The decrease in yield was partially due to a change in the composition of interest earning assets as investment securities comprised a higher percentage of the total interest earning asset base during 2005. Also partially offsetting the increased interest income was an increase in interest expense as average interest bearing deposits and borrowings increased. Total interest expense increased by $1.28 million to $8.61 million for the year ended September 30, 2005 from $7.33 million for the year ended September 30, 2004 as average interest bearing liabilities
increased $75.33 million.   As a result of these changes the net interest
margin decreased to 4.60% for the year ended September 30, 2005 from 4.67% for the year ended September 30, 2004.

Provision for Loan Losses: The provision for loan losses decreased to $25,000 and $141,000 for the three months and year ended September 30, 2005 from $73,000 and $167,000 for the three months and year ended September 30, 2004. Based on its comprehensive analysis, management deemed the allowance for loan losses of $4.10 million at September 30, 2005 (1.05% of loans receivable and 140.09% of non-performing loans) adequate to provide for probable losses based on an evaluation of known and inherent risks in the loan portfolio at that date. The allowance for loan losses was $3.99 million (1.15% of loans receivable and 276.77% of non-performing loans) at September 30, 2004. The Company's net charge-offs were $29,000 and $33,000 for the three months and year ended September 30, 2005 compared to $9,000 and $67,000 for the three months and year ended September 30, 2004. The net charge-offs to average outstanding loans ratio was a minimal 0.01% for the year ended September 30, 2005 and during the last ten fiscal years has averaged less than 0.08%.

The Company's non-performing assets to total assets ratio increased to 0.62% at September 30, 2005 from 0.61% at June 30, 2005 and 0.40% at September 30, 2004. The non-performing loan total of $2.93 million at September 30, 2005 consisted of $2.34 million in one-to-four family loans, $261,000 in commercial real estate loans, $300,000 in commercial business loans, and $24,000 in land loans.

Non-interest Income: Total non-interest income increased $569,000 to $1.65 million for the quarter ended September 30, 2005 from $1.08 million for the quarter ended September 30, 2004, primarily due to a $242,000 increase in service charges on deposits, a $193,000 increase in income from loan sales (gain on sale of loans and servicing income on loans sold), and a $65,000 increase in ATM transaction fees. The increased service charges on deposits and the increased ATM transaction fees were primarily a result of the increased transaction account base acquired through the branch acquisition. The increased income from loan sales was primarily due to an increased volume of loans sold during the quarter and a decrease in the amortization expense on existing mortgage servicing rights.

Total non-interest income increased by $1.49 million to $6.07 million for the year ended September 30, 2005 from $4.58 million for the year ended September 30, 2004, primarily due to an $895,000 increase in service charges on deposits, a $235,000 increase in ATM transaction fees, a $155,000 increase in income from loan sales (gain on sale of loans and servicing income on loans sold) and an $81,000 distribution from one of the Bank's ATM network associations. The ATM network association distribution was cash consideration paid to network association members in connection with the association's merger.

Non-interest Expense: Total non-interest expense increased by $628,000 to $4.64 million for the quarter ended September 30, 2005 from $4.01 million for the quarter ended September 30, 2004, as the Company operated with a larger branch network due to the acquisition of seven branch offices and the associated employees in October 2004. The increased expense was primarily a result of a $237,000 increase in salaries and employee benefits, a $94,000 core deposit intangible amortization expense, a $77,000 increase in postage and courier expenses, and a $62,000 increase in advertising expenses. The increased employee expenses were primarily due to the larger employee base resulting from the branch acquisition, annual salary adjustments, and increased medical insurance costs. The Company also spent approximately $162,000 in Sarbanes-Oxley Section 404 related costs during the quarter ended September 30, 2005. The Company's efficiency ratio decreased to 62.96% for the quarter ended September 30, 2005 from 66.80% for the quarter ended September 30, 2004.

Total non-interest expense increased by $2.96 million to $18.54 million for the year ended September 30, 2005 from $15.58 million for the year ended September 30, 2004. The increase was primarily a result of a $1.40 million increase in salaries and employee benefits, a $367,000 core deposit intangible expense, a $350,000 increase in premises and equipment expenses, a $186,000 increase in postage and courier expense, a $69,000 increase in ATM operating fees and $142,000 in expenses associated with the branch acquisition in October 2004. Timberland also spent approximately $253,000 in Sarbanes-Oxley
Section 404 related costs during the year ended September 30, 2005.

                 TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                         LOANS RECEIVABLE BREAKDOWN
                           (Dollars in thousands)



The following table sets forth the composition of the Company's loan portfolio by type of loan.


                                At September 30,         At September 30,
                                      2005                     2004
                              Amount       Percent     Amount       Percent
                              --------------------     --------------------
Mortgage Loans:
  One-to-four family (1)      $101,763      23.24%     $99,835       25.25%
  Multi family                  20,170       4.61       17,160        4.34
  Commercial                   124,849      28.51      108,276       27.39
  Construction and
    land development           112,470      25.68      106,241       26.88
  Land                          24,981       5.71       19,895        5.03
                              --------    -------     --------     -------
    Total mortgage loans       384,233      87.75      351,407       88.89
Consumer Loans:
  Home equity and second
   mortgage                     32,298       7.38       23,549        5.96
  Other                          9,330       2.13        9,270        2.34
                              --------    -------     --------     -------
                                41,628       9.51       32,819        8.30

Commercial business loans       12,013       2.74       11,098        2.81
                              --------    -------     --------     -------
     Total loans               437,874    100.00%      395,324      100.00%

Less:
  Undisbursed portion of
    construction loans in
    process                    (42,771)                (43,563)
  Unearned income               (2,895)                 (3,176)
  Allowance for loan losses     (4,099)                 (3,991)
                              --------                --------
Total loans receivable, net   $388,109                $344,594
                              ========                ========
________________
(1)   Includes loans held-for-sale.

                  TIMBERLAND BANCORP, INC. AND SUBSIDIARIES
                              DEPOSIT BREAKDOWN
                            (Dollars in thousands)





                               September 30, 2005   September 30, 2004
                               ------------------   ------------------
Non-interest bearing                     $ 51,792             $ 37,150
N.O.W checking                             93,477               77,242
Savings                                    64,274               48,200
Money market accounts                      49,295               41,652
Certificates of deposit
 under $100,000                           117,618               93,750
Certificates of deposit
 $100,000 and over                         35,209               21,576
                                         --------             --------

            Total deposits               $411,665             $319,570
                                         ========             ========





Timberland Bancorp, Inc. stock trades on the NASDAQ national market under the symbol "TSBK." The Bank owns and operates branches in the state of Washington in Hoquiam, Aberdeen, Ocean Shores, Montesano, Elma, Olympia, Lacey, Panorama City, Tumwater, Yelm, Puyallup, Edgewood, Tacoma, Spanaway (Bethel Station), Gig Harbor, Poulsbo, Silverdale, Auburn, Winlock, and Toledo.

CONTACT:
Timberland Bancorp, Inc.
Michael Sand, President & CEO or Dean Brydon, CFO 360/533-4747

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